Exhibit 10.1

ADVERTISING AGREEMENT

This Advertising Agreement (this “Agreement”) is made as of March 7, 2025 (“Execution Date”) by and between reAlpha Tech Corp., a Delaware corporation, with business and mailing addresses at 6515 Longshore Loop, Suite 100, Dublin, OH 43017 (the “Company”) and Mercurius Media Capital LP, a Delaware limited partnership, with its office at               (“MMC”). The Company and MMC shall each be referred to herein as a “Party”, and together, the “Parties”.

RECITALS

Whereas, MMC is a media platform engaged in the business of providing advertising inventory in exchange for equity in companies;

Whereas, the Company is a real estate technology company developing an end-to-end commission-free homebuying platform;

Whereas, the Company is conducting an extensive advertising campaign in the United States by utilizing the Media (as defined hereinafter);

Whereas, the Company and MMC are entering into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”), simultaneously with the execution and delivery of this Agreement; and

Whereas, the Parties have agreed that, in exchange for MMC’s issuance of the Credit (defined below), the Company will issue to MMC 250,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, pursuant to the Investment Agreement, on the terms and subject to the conditions of the Investment Agreement.

Now, Therefore, the Parties agree that the execution and effectiveness of the Investment Agreement and this Advertising Agreement are conditioned upon their simultaneous execution, and neither Agreement shall be effective unless all both are executed by the Parties on the same date.

Now, Therefore, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the Parties hereby agree as follows:

Section 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions. Any capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement, as applicable.

For purposes of this Agreement:

(a)	“Business Day” means a weekday on which banks are open for general banking business in State of California.

(b)	Credit shall have the meaning as set out in Section 2.1;

(c)	Defaulting Party shall have the meaning as set out in Section 5.1;

(d)	Laws shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, governmental order or rule of law of any governmental authority;

(e)	Liquidation Event shall mean dissolution or winding up of the Company, provided that a dissolution or winding up of the Company shall not constitute a Liquidation Event if it is consummated in connection with (i) a reorganization; (ii) a change in the jurisdiction of the Company’s incorporation or the form of the Company; (iii) an investment transaction with MMC or an affiliate; (iv) the creation of a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; (v) any merger, consolidation, recapitalization, share exchange or other business combination transaction; or (vi) a bona fide equity financing transaction;

(f)	Material Breach shall mean” material breach” under the laws of the State of Delaware;

(g)	Media shall mean all the media available as attached in Exhibit A;

(h)	Media Entity shall mean the entity through which such Media is offered detailed in Exhibit A;

(i)	Media Credit Order shall mean an instruction given by MMC to the Company in writing for confirmation and placement of an advertisement in the Media in the form reasonably prescribed by MMC from time to time, substantially in the form attached hereto as Exhibit B and fully executed by MMC, Company and the applicable Media Entity (provided that MMC’s and the relevant Media Entity’s agreement thereto and execution thereof shall not be unreasonably withheld, conditioned or delayed);

(j)	Standard Pricing shall mean the standard prices for advertising space in the Media offered by the respective Media Entity and any other entities controlling the Media to all advertisers in such Media in the United States in the ordinary course of business;

(k)	Term shall have the meaning assigned to it in Section 2.4.

Section 2

AGREEMENT TO ADVERTISE

2.1	Exchange. Immediately as of the Execution Date set forth hereof and subject to the simultaneous signing of the Investment Agreement and Company’s issuance of the 250,000 shares of Series A Convertible Preferred Stock to MMC on the terms and subject to the conditions thereof, MMC shall issue to the Company one media credit having a value of $5,000,000 (Five Million USD) (the “Credit”), which may be redeemed by the Company to purchase advertising space in the Media on the terms set forth herein.

2.2	Company Commitment

(a)	Utilize Credit. The Company agrees and confirms that, subject to MMC’s compliance with its agreements and obligations set forth in this Agreement, it may only utilize the Credit on or before December 31, 2025 (such term, as extended pursuant to this Section 2.2(a) or otherwise, as applicable, the “Credit Term”) to purchase advertisements in the Media on the terms set forth herein related to the Company’s products, services, brand and business in accordance with the extant and established advertising policies applicable to the relevant Media in the United States in the ordinary course of business (the “Media Policies”). Any unused portion of the Credit at the expiration of the Credit Term shall be forfeited by the Company, subject to MMC’s compliance with its agreements and obligations set forth in this Agreement. If requested by the Company, MMC agrees to extend the original Credit Term by three (3) months (the “Extension Period”), commencing immediately upon the expiration of the original Credit Term and ending on March 31, 2026, provided that such extension shall permit the Company to utilize only up to a maximum of $1,000,000 (One Million Dollars) of the remaining Credit during the Extension Period.

(b)	Company shall deliver to MMC any new creative campaign 15 (fifteen) days in advance of any campaign to run in the Media for MMC’s reasonable and good faith review. In the event MMC requests any changes to the creatives, MMC will provide to the Company, within 3 (three) days of receipt of such new creative campaign, a written request for revisions with the reasonable explanations for the same. No changes to the creative campaign shall be required unless such creative campaign violates in any material respect any Media Policy or any Law applicable to such creative campaign, in which case changes will only be required to the except necessary for such creative campaign to comply in all material respects with such Media Policy or Law, as applicable.

(c)	MMC will provide a Media an accurate consumption report to the Company on a monthly basis within twenty (20) Business Days after the end of each calendar month of the Term of this Agreement.

(d)	Slot Availability. The Company acknowledges and agrees that its ability to purchase advertising space and slots in the Media shall be subject to the availability of such space or slot in the relevant Media; provided, however, that MMC or Media may not prevent the Company from purchasing, or grant the Company less favourable terms in relation to the purchase of, advertising space in the Media because the Company is paying by way of the Credits. MMC will use its best efforts to make any requested space or slot available to the Company, and, at the Company’s option, will provide reasonable and suitable alternatives as promptly as practicable if such space or slot is not available (which alternative spaces and slots will be subject to Company’s approval in its sole discretion).

(e)	Limitations. Any Media Credit Orders and advertisements placed by the Company in Media under the terms of this Agreement will be subject to the Media Policies. In addition, the Company shall not place in the Media advertisements pursuant to this Agreement for any product that is in the category of:

1.	Political,

2.	Sports Gaming: all forms of wagering and sports betting (including but not limited to sports books, iGaming, and Advance Deposit Wagerings),

3.	Agencies and third parties who buy media for brands and other agencies, and

4.	Firearms;

without the prior written consent of MMC.

(f)	Agency. It is clarified that: (i) the agency fees, if any, payable by the Company to advertising agencies shall not be paid using the Credit, provided that, for clarity, no agency fees will be payable by the Company in connection with this Agreement; (ii) the Credits shall not be utilized in relation to an event, sponsorship of an event, and/or any other activity, in each case that requires the relevant Media Entities to make a payment to a third party; and (iii) any future taxes payable (including Goods and Services Tax, if applicable), if any, on release of advertisements or purchase of the Credits under this Agreement, shall be paid by the Company or the Company’s advertising agency (as applicable) directly and shall not form part of the Credit.

2.3	MMC Commitments.

(a)	The Credit purchased by the Company under the terms of this Agreement may be used by the Company to purchase advertisements in the Media during the Credit Term under this Agreement, on the terms and subject to the conditions of this Agreement. MMC shall accept, and cause the Media Entity to accept, the Credits purchased by the Company under the terms of this Agreement in lieu of cash payment for the placement of advertisements in the Media during the Credit Term under this Agreement, on the terms and subject to the conditions of this Agreement. The Company may purchase advertisements in the Media by delivering to MMC the Media Credit Order. Upon receipt of a Media Credit Order, MMC shall cause the Company’s advertisement(s) to be carried in the Media in a form and placement agreed upon by the Company and MMC and the relevant Media Entity, provided that MMC’s and the relevant Media Entity’s agreement thereto shall not be unreasonably withheld, conditioned or delayed, subject to the Media Policies of the entity which owns such Media and subject to availability of space or slot in the relevant Media as sought by the Company, subject to Section 2.2(d). Credit will be deemed ‘used’ when a Media Credit Order is received by MMC, regardless of when the advertisement that is the subject of the Media Credit Order is carried in the Media, provided all advertisements applicable to such Media Credit Order do run on the Media in accordance with the Media Credit Order no later than 90 days after the last date specified in the applicable Media Credit Order (provided that any delays in ad placement shall be agreed to by the Company in writing). Any amount of Credit with respect to which advertisements do not so run in the applicable Media shall be re-added to the Credit, available for future use in accordance with the terms and conditions of this Agreement. All Media Credit Orders delivered to MMC during the Term of this Agreement (provided all advertisements applicable to such Media Credit Order run on the Media in accordance with the Media Credit Order no later than 90 days after the last date specified in after the date of the applicable Media Credit Order (provided that any delays in ad placement shall be agreed to by the Company in writing)) will reduce the amount of the Credit for the Credit Term. Each Credit shall be reduced by Media Credit Orders during the Credit Term until the balance of such Credit reaches zero, subject to the provisions of this Section and the other terms and conditions of this Agreement. MMC shall issue an invoice to the Company for the relevant advertisements purchased pursuant to such Media Credit Order. Each such invoice shall include the Standard Pricing of the advertisements subject to the applicable Media Credit Order, which Standard Pricing shall be the price to be paid by the Company for the advertisements in the Media (i.e., there shall be no “markup”) (for the avoidance of doubt, this is the amount by which the relevant Credit will be reduced for each purchase) and the remaining balance of the Credits. MMC shall be under no obligation to accept and process Media Credit Orders from the Company under the terms of this Agreement once all Credits have been exhausted or when such Media Credit Order is against outstanding Credit of which the Credit Term has expired.

(b)	MMC shall, on receipt of a Media Credit Order from the Company, cause the Media Entity to carry the advertisement in the Media on a date mutually agreed upon by the Company and MMC and the relevant Media Entity, provided that the agreement thereto by MMC and the relevant Media Entity shall not be unreasonably withheld, conditioned or delayed, and subject to the terms and conditions set forth herein, including Section 2.2.

(c)	MMC shall cause the Media Entities to make available to the Company for purchase with the Credits, all advertising options in the Media marketed and sold by such entities in the ordinary course of their businesses.

2.4	Term. The term of this Agreement shall commence on the Execution Date and shall continue until December 31, 2025, or, if the Credit Term is extended pursuant to Section 2.2(a), March 31, 2026 (the “Term”), unless extended by the written consent of both Parties or terminated earlier by the Parties in accordance with Section 5 of this Agreement.

2.5	The Parties agree and confirm that MMC is acting as a facilitator and not as an agent or principal of the Media Entities, but shall be fully responsible for the performance of all agreements or obligations of the Media Entities or relating to the Media Entities set forth in this Agreement.

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to MMC, that:

3.1	Intellectual Property. To its knowledge, the creative material provided by the Company to be used in the Media pursuant to this Agreement, provided such creative material is used as authorized by the Company, does not infringe upon the intellectual property rights of any third party.

3.2	The Company hereby represents and warrants that the Company owns or licenses the right to use the brand names promoted and advertised by the Company pursuant to this Agreement, including, without limitation: reAlpha, reAlpha Tech Corp., reAlpha AI Labs, BeMyNeighbor, BeMyNeighbor Mortgage, AiChat, Naamche, Rhove, reAlpha Real Estate, GTG Financial, reAlpha Real Estate Super App and XMore.AI.

3.3	The Company hereby represents and warrants that it does not directly or indirectly own, control or operate (a) a U.S. broadcast radio or television station or a U.S. cable television system, (b) a U.S. “daily newspaper” (as such term is defined in Section 73.3555 of the rules and regulations of the United States Federal Communications Commission (FCC), as they may be amended from time to time), and (c) any U.S. communications facility operated pursuant to a license granted by the FCC and subject to FCC ownership restrictions.

Section 4

REPRESENTATIONS AND WARRANTIES OF MMC.

MMC hereby represents and warrants to the Company, (i) as of the Execution Date that:

MMC has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by MMC, will constitute valid and legally binding obligations of MMC, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in this Agreement, as applicable, may be limited by applicable federal or state securities Laws.

Section 5

TERMINATION

5.1	Each of MMC and the Company (the “Non Defaulting Party”) may terminate this Agreement at any time in the event of a Material Breach by the Company or MMC (the “Defaulting Party”), as the case may be, which Material Breach, if capable of cure or remedy, has not been cured or remedied by the Defaulting Party within sixty (60) days of the receipt of written notice of such Material Breach or failure from the Non Defaulting Party (the “Termination Date”).

5.2	Notwithstanding any term herein to the contrary, this Agreement shall automatically terminate, without further action on the part of either Party, immediately before the effectiveness of a Liquidation Event.

5.3	The Parties agree that in the event of a Material Breach by either party, the Parties will attempt to resolve the dispute through expeditious and good faith discussion. Subject to the foregoing, if such dispute cannot be resolved through the foregoing escalation within sixty (60) days after written notice of a dispute, then such dispute shall be resolved exclusively by final and binding arbitration in accordance with the Laws of the State of Delaware without giving effect to principles of conflicts of Law, in the City of New York, Borough of Manhattan. Such arbitration shall be conducted in English in accordance with the JAMS Comprehensive Arbitration Rues. The arbitrator shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the dispute. The arbitrator shall reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The award of arbitration shall be final and binding upon the Parties hereto. The judgment or the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 6

The Company agrees to defend, indemnify and hold MMC harmless with respect to any claims or actions by third parties against the Company (including reasonable outside attorney’s fees) based upon the infringement upon the intellectual property rights of third parties by the creative materials distributed in the Media pursuant to this Agreement, provided such materials have not been modified from the versions furnished by the Company to MMC and are used as authorized by the Company. Any indemnification obligations by the Company are limited to the amount of liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment, as well as tax benefits to MMC or its affiliates.

MMC shall give the Company prompt written notice (a “Claim Notice”) of any liabilities or discovery of facts on which MMC intends to base a request for indemnification under this Section 6. MMC’s failure to provide a Claim Notice to the Company under this Section 6 does not relieve the Company of any liability that Company may have to MMC, but in no event shall the Company be liable for any liabilities that result from a delay in providing a Claim Notice. Each Claim Notice must contain a description of the third-party claim and the nature and amount of the related liabilities. MMC shall furnish promptly to the Company copies of all papers and official documents received in respect of any such liabilities.

The Company may assume, at its sole option, control of the defense, appeal or settlement of any third-party claim that is reasonably likely to give rise to an indemnification claim under this Section 6 (an “Indemnified Claim”) through counsel of its own choosing and at the Company’s sole cost and expense. The Company may not, without MMC’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of MMC from all liability arising out of such claim and does not contain any admission or statement suggesting any wrongdoing or liability on behalf of MMC. MMC may not settle or compromise any claim or consent to the entry of any judgment regarding which it is seeking indemnification hereunder without the prior written consent of the Company.

THIS SECTION 6 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF THE COMPANY AND THE SOLE AND EXCLUSIVE REMEDY FOR MMC FOR ANY LIABILITY COVERED UNDER THIS SECTION 6.

Section 7

MISCELLANEOUS

7.1	Survival. Unless otherwise set forth in this Agreement, the representations, warranties and covenants of the Company and MMC contained in or made pursuant to this Agreement shall survive the execution and delivery, and the termination or expiration, of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of MMC or the Company.

7.2	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand or by messenger addressed:

(a)	if to MMC, to Mercurius Media Capital LP, at , attn.: Piyush Puri, email address: , or at such other address or email address as MMC shall have furnished the Company in writing in accordance with this Section 7; or

(b)	if to the Company, to reAlpha Tech Corp., at 6515 Longshore Loop, Suite 100, Dublin, OH 43017, attn.: Mike Logozzo, email address: , or at such other address or email address as the Company shall have furnished to MMC in writing in accordance with this Section 7, with a copy (which shall not constitute notice) to Mitchell Silberberg & Knupp LLP at 437 Madison Ave., 25th Floor, New York, NY 10022, attn: Blake Baron.

(c)	With respect to any notice given by the Company under any provision of the Delaware corporation Law or other applicable Laws or the governing documents of the Company, MMC agrees that such notice may be given by electronic mail. In the event of any conflict between the Company’s books and records and this Agreement with respect to any notice delivered hereunder by the Company, the Company’s books and records will control absent fraud or error.

(d)	Any notice required by the terms and conditions of this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient; and if not so confirmed, then on the next Business Day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt.

7.3	Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, permitted assigns, heirs, executors and administrators of the Parties. This Agreement may not be assigned by any party without the prior written consent of the other party, provided that for purposes of this Agreement, “successors” and “permitted assigns” shall include any other entity acquiring all or substantially all the assets and business of the Company related to this Agreement, whether by operation of law or otherwise. Any attempt to assign this Agreement in a manner prohibited by this Section will be void. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto or their respective successors, permitted assigns, heirs, executors and administrators, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of law.

7.5	Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would result in the application of the laws of any other jurisdiction.

7.6	Fees and Expenses. The Company and MMC shall each pay their own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

7.7	Attorneys’ Fees. In the event that any suit or action at law or in equity (including arbitration) is instituted to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees, costs, expenses and necessary disbursements of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals, in each case unless otherwise determined by a court of appropriate jurisdiction.

7.8	Amendments; Modifications; Waivers. Neither this Agreement nor any term hereof may be amended, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and MMC. Any such discharge or termination effected in accordance with this Section 7.8 shall be binding upon MMC.

7.9	Severability; Separability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court shall replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.10	Entire Agreement. This Agreement and the Investment Agreement (and any other agreements or other documents delivered in connection herewith and therewith) constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof. Without limiting the foregoing, no party hereto shall be liable or bound to any other party in any manner with respect to the subject matter hereof or thereof by any warranties, representations or covenants except as specifically set forth herein, except as provided by Law.

7.11	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.12	Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the Parties hereto may require.

7.13	Counterparts; “.pdf” copies. This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the Parties that execute such counterparts, and all of which together shall constitute one and the same instrument. “.pdf” copies of signed signature pages will be deemed binding originals.

7.14	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

7.15	Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement.

[Signature Pages Follow]

Whereof, the Parties have executed this Advertising Agreement as of the date first written above.

reAlpha Tech Corp.:

By:	/s/ Mike Logozzo
Name:	Mike Logozzo
Title:	President and Chief Operating Officer

Mercurius Media Capital LP:

By:	/s/ Piyush Puri
Name:	Piyush Puri
Title:	Founding Partner

Exhibit A

Exhibit B

FORM OF MEDIA CREDIT ORDER